Exhibit 3.46

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

MEDUCARE TRANSPORT, LLC

(Effective November 1, 2006)

The undersigned, being the sole Member of MEDUCARE TRANSPORT, LLC, does hereby amend and restate the Operating Agreement pursuant to Paragraph 16.03 of Agreement to read hereinafter as follows:

“THIS OPERATING AGREEMENT of MEDUCARE TRANSPORT, LLC (the “Company”), a limited liability company organized pursuant to the laws of the State of Arkansas, and particularly Act 1003 of 1993 of the Arkansas General Assembly, formed on May 8, 2002 and first amended on July 19, 2006, is amended and restated effective as of November 1, 2006.

W I T N E S S E T H:

WHEREAS, the Company was formed on February 17, 1999 upon the filing of its original Articles of Organization with the Arkansas Secretary of State; and

WHEREAS, the Members executed the First Amendment to the Operating Agreement on June 14, 2006; and

WHEREAS, Jane B. Prince, Michael Prince and Danette Stewart conveyed their respective interests to Ascent Acquisition Corporation (“New Member”) on July 19, 2006; and

WHEREAS, the New Member simultaneously executed the Second Amendment (inadvertently referred to as the First Amendment) to the Operating Agreement on July 19, 2006; and

WHEREAS, the Member desires to amend and entirely restate the Operating Agreement and to consolidate all of its provisions in one document.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the capitalized terms used herein shall have the following meanings, unless the context otherwise specifically requires:

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1.1. “Act” shall mean and refer to Act 1003 of 1993 of the Arkansas General Assembly (ARK. CODE ANN. § 4-32-101 et seq.), as amended.

1.2. “Agreement” shall mean and refer to this Operating Agreement, and all amendments hereto.

1.3. “Arkansas Code Annotated” and “ARK. CODE ANN.” shall mean and refer to the official compilation of the statutes, codes and session laws of the State of Arkansas of a public and general nature, as now existing and as amended hereafter, or any successor law. Likewise, any references to specific sections of the Arkansas Code Annotated shall include any subsequent amendments thereto or substitutions therefor.

1.4. “Articles of Organization” shall mean and refer to the Articles of Organization of the Company filed with the Arkansas Secretary of State, as properly amended from time to time by the Members.

1.5. “Assignee” shall mean and refer to a transferee of a Membership Interest who has not been admitted as a Member.

1.6. “Business Day” shall mean and refer to any day other than a Saturday, Sunday or legal holiday observed in the State of Arkansas.

1.7. “Code” shall mean and refer to the Internal Revenue Code of 1986, as amended, or any successor federal laws, and shall also include the Treasury regulations promulgated thereunder. Likewise, any references to specific sections of the Code shall include any subsequent amendments thereto or substitutions therefor.

1.8. “Company” shall mean and refer to MEDUCARE TRANSPORT, LLC, the Arkansas limited liability company formed pursuant to the Articles of Organization and this Agreement.

1.9. “Disposition” (“Dispose”) shall mean and refer to any sale, exchange, assignment, gift, bequest, distribution, mortgage, pledge, grant, hypothecation or other transfer, either voluntarily or involuntarily, by judicial order, operation of law or otherwise.

1.10. “Dissociated Member” shall mean and refer to any Member who ceases to be a Member in the Company by reason of the occurrence of an Event of Dissociation with respect to such Member.

1.11. “Dissociation” or “Event of Dissociation” shall mean and refer to any event or other action that causes a Member to cease to be a Member as provided herein.

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1.12. “Event of Dissolution” shall mean and refer to any event, the occurrence of which will result in the dissolution of the Company as provided in this Agreement, unless the Members agree to the contrary in the manner set forth herein.

1.13. “Effective Date” shall mean and refer to the later of (a) the date on which the Articles of Organization are filed with and accepted by the Arkansas Secretary of State, or (b) the effective date, if any, indicated in the Articles of Organization. This Agreement shall become effective as of such Effective Date.

1.14. “Fair Market Value” shall mean and refer to the price at which the property would change hands between a willing buyer and willing seller, neither under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts. The Fair Market Value of a Membership Interest shall be determined taking into account all factors relevant for determining under §§2031 and 2512 of the Code the fair market value of a closely-held interest having the rights and restrictions provided under this Agreement and applicable Arkansas law including, but not limited to, the restrictions upon withdrawal before the end of the term of the Company. In the event it becomes necessary to determine the Fair Market Value of any property (including an ownership interest in the Company) the Fair Market Value of the property shall be determined by agreement of the parties involved, or in the absence of such agreement, by an individual appraiser or appraisal firm mutually acceptable to such parties. In the event the parties involved are unable to agree on the individual appraiser or firm to perform the valuation, each party shall select an appraiser, and such appraisers shall first attempt to jointly determine the Fair Market Value of the property (including an ownership interest in the Company) by mutual agreement, but if they are unable to agree on such valuation, such appraisers shall select a third appraiser, and the Fair Market Value shall be determined by the average of the two (2) closest appraisals. Any valuation so determined shall be binding and conclusive on the parties absent manifest error. The cost of any such appraisal(s) shall be borne, in the case of a valuation of a Membership Interest, equally by the seller and the purchaser, and in the case of a valuation of any Company property, equally by each individual Member or group of Members having conflicting interests in such appraisal.

1.15. “Majority in Interest of the Members” shall mean and refer to any Member (or group of Members), whose Sharing Ratio(s) exceed(s) fifty percent (50%), individually or in the aggregate.

1.16. “Majority in Interest of the Remaining Members” shall mean and refer to any Remaining Member (or group of Remaining Members) whose Sharing Ratio(s) exceed(s) fifty percent (50%) of the Sharing Ratios of all Remaining Members, individually or in the aggregate.

1.17. “Manager or Managers” shall mean the person(s) or entity selected to manage the affairs of the Company under the Agreement.

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1.18. “Members” shall mean and refer to the persons, trusts or entities listed as such on Exhibit A hereto, and such other persons, trusts or entities hereafter admitted to the Company as Members in accordance with the terms of this Agreement. The term “Member” shall mean and refer to any of the Members, individually.

1.19. “Membership Interest” shall mean and refer to a Member’s ownership interest and rights in the Company as a Member. Membership Interests may be represented by units which are evidenced by certificates of interest.

1.20. “Net Income” and “Net Loss” for any period shall mean and refer to the Company’s income or loss as determined for such period for federal income tax reporting purposes, plus any income exempt from federal income tax, and reduced by any expenditures that are neither deductible nor chargeable to a capital account for federal income tax purposes.

1.21. “Non-Fully Funding Member” shall mean and refer to any Member that fails to fully fund such Member’s pro rata share of any call for additional capital by the Company as set forth herein.

1.22. “Remaining Members” shall mean and refer to the Members who would be remaining after the occurrence of an Event of Dissociation with respect to another Member or Members. The term “Remaining Member” shall mean and refer to any of the Remaining Members, individually.

1.23. “Sharing Ratio” shall mean and refer to each respective Member’s ownership interest in the Company expressed as a percentage. If the Membership Interests are represented by units, the Sharing Ratio shall be determined by dividing (a) the number of units owned by the Member by (b) the total number of units issued and outstanding. The Sharing Ratio for each Member is set forth opposite such Member’s name on Exhibit A hereto.

ARTICLE II

ORGANIZATION

2.1. Formation. The Members hereby organize the Company as a limited liability company pursuant to the terms of this Agreement, the provisions of the Act, and other applicable laws of the State of Arkansas.

2.2. Articles of Organization. The Articles of Organization are hereby ratified and confirmed in all respects as the Articles of Organization of the Company.

2.3. Name. The name of the Company shall be MEDUCARE TRANSPORT, LLC, and all business of the Company shall be conducted under this name and/or such other names approved

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in writing by a Majority in Interest of the Members. The name of the Company may be changed from time to time by the affirmative vote of a Majority in Interest of the Members.

2.4. Purpose. The primary purpose of the Company is to provide for the delivery and transportation of persons and property to destinations within or outside the State of Arkansas. The Company may also engage in any other lawful business or activity incidental to its primary purpose or as approved by a Majority in Interest of the Members.

2.5. Powers. The Company shall have all the powers conferred by applicable law upon limited liability companies, including the power and authority to do all things necessary or convenient to accomplish its purposes and to operate its business in any lawful manner.

2.6. Registered Agent and Office. The registered agent shall be The Corporation Company as shall be as set forth in the Articles of Organization. The registered agent and/or registered office of the Company may be changed from time to time by the affirmative vote of a Majority in Interest of the Members, and any such change shall be promptly reflected in an appropriate filing with the Arkansas Secretary of State. In the event the registered agent becomes unable or unwilling to serve as registered agent, and/or the registered office of the Company changes, the Members shall promptly designate a successor registered agent and/or registered office, as the case may be, and shall promptly reflect such change of registered agent and/or office through an appropriate filing with the Arkansas Secretary of State.

2.7. Principal Office. The principal office of the Company shall be located at 425 West Capitol Avenue, Suite 1700, Little Rock, Arkansas 72201, or at such other place approved from time to time by a Majority in Interest of the Members.

2.8. Operating Agreement. The Members hereby adopt this Agreement, as it may from time to time be amended according to its terms, as the Operating Agreement of the Company. In the event any terms of this Agreement conflict with the provisions of the Act, the terms of this Agreement shall govern and control, to the extent permissible under the Act. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act.

ARTICLE III

TERM

The Company shall be dissolved and its affairs wound up in accordance with the Act and this Agreement on December 31, 2040, unless such term shall be extended by amendment to this Agreement, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act and this Agreement (hereinafter sometimes referred to herein as the “Term”).

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ARTICLE IV

RIGHTS, OBLIGATIONS AND DUTIES OF MEMBERS

4.1. Voting. All Members (not including Assignees and Dissociated Members) shall be entitled to vote on any matter submitted to a vote of the Members. Voting rights shall be in accordance with the respective Sharing Ratios of the Members entitled to vote (i.e., in the event units are issued, voting rights shall be based upon the number of units owned by each Member). If a trust is a Member, then unless otherwise provided in such trust agreement, the trustee of such trust shall be entitled to vote on behalf of such trust; provided, if such trust has more than one trustee, then such vote shall be determined by a majority of the trustees of such trust.

4.2. Majority Approval. Whenever any matter is required or allowed to be approved by the Members under the Act or this Agreement, except as otherwise provided herein, such matter shall be considered approved or consented to upon the receipt of the affirmative approval or consent, either in writing or at a meeting of the Members, of a Majority in Interest of the Members. Assignees shall not be entitled to vote on any matter relating to the Company unless and until admitted as a Member.

4.3. Unanimous Consent. Notwithstanding the foregoing, the following actions shall require the unanimous consent of the Members (or Remaining Members, as the case may be):

(a)	Any amendment to this Agreement unless a lesser percentage of Sharing Ratios is provided for herein; and

(b)	The admission of any Assignee as a Member or a new or additional Member (except as otherwise allowed with respect to a Permitted Transferee).

4.4. Liability of Members. No Member shall be liable as such for any liabilities or other obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any Member for any liabilities or other obligations of the Company.

4.5. Indemnification.

(a) Each Member (the “Indemnifying Member”) shall indemnify and hold harmless the Company and each of the other Members from and against any and all claims, liabilities, obligations, costs and expenses (including reasonable attorney’s fees) incurred by or asserted against the Company and/or any of the other Members to the extent resulting from the gross negligence or willful misconduct of the Indemnifying Member or any action taken by such Indemnifying Member in breach of this Agreement.

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(b) To the extent permitted by applicable law, the Company shall indemnify and hold harmless each Member from and against all claims, liabilities, obligations, costs and expenses (including reasonable attorney’s fees), to the extent resulting from the good faith performance by such Member of duties and services for and on behalf of the Company; provided, however, the foregoing indemnity shall not apply to the extent the claim, liability, obligation, cost or expense results from any breach of this Agreement by such Member or is otherwise attributable to such Member’s gross negligence or willful misconduct.

4.6. Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as follows:

(a) If the Member is an entity, it is duly organized, validly existing, and in good standing under the laws of the state of its organization and that it has full organizational power to execute this Agreement and to perform its obligations hereunder.

(b) The execution, delivery and performance of this Agreement by the Member has been duly authorized by all necessary action on the part of such Member.

(c) This Agreement has been duly executed and delivered by such Member, constitutes the legal, valid and binding obligation of such Member, and is enforceable against such Member in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or by general principles of equity.

(d) The execution, delivery or performance of this Agreement by such Member does not constitute a breach or default under any agreement or other instrument to which the Member is a party or by which it or any of its properties are bound or subject, and does not violate any judgment ruling, order, writ, injunction or decree applicable to such Member or any of such Member’s properties.

(e) The execution, delivery or performance of this Agreement by such Member does not require the consent or approval of any third party pursuant to any agreement or other instrument to which the Member is a party or by which it or any of its properties are bound or subject.

(f) The Member is acquiring the Member’s Membership Interest for the Member’s own account for investment purposes and without an intent to resell or otherwise distribute such interest.

(g) The Member acknowledges that its Membership Interest has not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or

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transferred by the Member without appropriate registration under applicable securities laws or the availability of an exemption from such registration requirements.

4.7. Conflicts of Interest.

(a) Unless otherwise approved by all of the Members, any transaction between the Company and any Member shall be effected in a manner consistent with the manner in which the transaction would be effected between the Company and an independent third party bargaining at ami’s length. Prior to entering into any material transaction with a Member, the Company shall disclose the material terms of such transaction to all of the Members.

(b) Subject to the terms of any employment agreement or any other agreement between any Member and the Company, no Member shall, because of such Member’s participation in the Company, (1) be prevented from engaging or participating in any other business or investment activity, whether or not the activity is competitive with the business of the Company or (2) be obligated or bound to offer or present to the Company, or any other Member, any business or investment opportunity as a prerequisite to the acquisition of, or an investment in, such activity.

(c) Notwithstanding the foregoing, no Member (or Dissociated Member) shall disclose to third parties, misappropriate or otherwise use to the detriment of the Company any trade secrets of the Company or other confidential nonpublic information concerning the Company.

4.8. Withdrawal. No Member shall have the right to withdraw from the Company by voluntary act without the consent of all the other Members.

ARTICLE V

MANAGEMENT

5.1. Business Affairs. The ordinary and usual decisions concerning the business affairs of the Company shall be made by the Officers. Management of the Company shall hereby be vestd in the following Officers of the Company:

Kevin Sheehan                   President

J. Mack Nunn                     Treasurer and Secretary

Such Officers shall have all requisite authority to bind the Company and each shall be considered an “authorized agent” for purposes of this Agreement.

5.2. Term of Office of the Officers. Each Officer shall be appointed by the Member(s) and shall serve at the pleasure of the Member(s) or the appointing Officers, as the case may be. All Officers, however appointed, may be removed with or without cause by the Member(s),

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and any Officer appointed by another Officer may also be removed by the appointing officer with or without cause.

5.3. Authority of Officers to Bind the Company. The Member(s) hereby agree that only an Officer or authorized agent of the Company shall have the authority to bind the Company. No Member other than an Officer shall take any action as a Member to bind the Company, and any Officer shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Officer. An Officer shall have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

5.4. Actions of an Officer. An Officer shall have the power to bind the Company as provided herein. No act of an Officer in contravention of the power of an Officer shall bind the Company to persons having knowledge of such authority. With respect to the act of an Officer for the purpose of apparently carrying on the normal business or affairs of the Company, no person dealing with the Company shall have any obligation to inquire into the power or authority of an Officer acting on behalf of the Company.

5.5. Standard of Care. A Member shall not be liable, responsible or accountable in damages or otherwise to the Company or the other Members for any action taken, or any failure to act, on behalf of the Company, except to the extent such act or failure to act constitutes a breach of this Agreement or otherwise constitutes gross negligence, willful misconduct, or a knowing violation of law. In discharging their duties, the Members shall be entitled to rely in good faith upon the records maintained by the Company and upon the advice of independent legal counsel, accountants and other professional experts as to matters reasonably believed to be within such other person’s professional expertise.

5.6. Removal of Officers. An Officer may be removed by the affirmative vote of a Majority in Interest of the Members.

5.7. Conflicts of Interest.

(a) Unless otherwise approved by all of the Members, any transaction between the Company and an Officer shall be effected in a manner consistent with the manner in which the transaction would be effected between the Company and an independent third party bargaining at arm’s length. Prior to entering into any material transaction with an Officer, the Company shall disclose the material terms of such transaction to all of the Members.

(b) Subject to the terms of any employment agreement or any other agreement between any Officer and the Company, no Officer shall, because of such Officer’s employment or engagement by the Company, (1) be prevented from engaging or participating in any other business or investment activity, whether or not the activity is competitive with the business of the Company or

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(2) be obligated or bound to offer or present to the Company, or any Member, any business or investment opportunity as a prerequisite to the acquisition of, or an investment in, such activity.

(c) Notwithstanding the foregoing, no Officer shall disclose to third parties, misappropriate or otherwise use to the detriment of the Company any trade secrets of the Company or other confidential nonpublic information concerning the Company.

ARTICLE VI

CONTRIBUTIONS AND CAPITAL ACCOUNTS

6.1. Initial Capital Contributions. Each Member shall make the capital contributions specified for that Member on Exhibit A, at the time and on the terms set forth on Exhibit A. Except as otherwise provided on Exhibit A, capital contributions shall be made in cash or by a check in a form mutually acceptable to the Members. If no specific time for a capital contribution is specified, the capital contributions shall be made upon the Effective Date, or at such other time mutually acceptable to the Members.

6.2. Additional Capital Contributions. In the event a Majority in Interest of the Members determines that additional capital is necessary to finance Company operations or is otherwise required to provide additional capitalization for the Company (over and above the capital contributions set forth on Exhibit A), each Member shall have the preemptive right to make such additional capital contributions in proportion to the Member’s Sharing Ratio so as to enable each Member to maintain the same proportional ownership interest in the Company as existed immediately prior to such additional capital contributions. To the extent any Member (a “Non-Fully Funding Member”) fails to make any such additional capital contribution within thirty (30) days after demand, the other Members shall be entitled to make the additional capital contribution in place of the Non-Fully Funding Member, to the extent of such shortfall, and in such event, the Membership Interests and Sharing Ratios of the Members shall be appropriately and equitably adjusted so as to reflect the actual aggregate capital contributions made to the Company by each Member. In the event more than one other Member desires to make such additional capital contribution in place of a Non-Fully Funding Member, such other Members shall be entitled to make such contributions on a pro rata basis in accordance with the ratio of each such Member’s Sharing Ratio to the total Sharing Ratios of all Members making an additional capital contribution in the place of a Non-Fully Funding Member.

6.3. Interest on Capital Contributions. No Member shall be entitled to interest on capital contributions to the Company, or to withdraw any part of such Member’s capital account, except as specifically provided herein.

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6.4. Capital Accounts.

(a) Separate capital accounts shall be maintained for each Member in accordance with this Agreement and in a manner consistent with the applicable requirements of the Code and the regulations promulgated thereunder.

(b) Each Member’s capital account shall be increased by:

(1) The amount of money and the Fair Market Value of property contributed by the Member to the Company, net of liabilities secured by such property, if any, and

(2) Allocations to the Member of income and gain as provided herein; and shall be decreased by:

(3) The amount of money and the Fair Market Value of property distributed to the Member, net of liabilities secured by such property, if any, and

(4) Allocations to the Member of loss and deduction as provided herein.

However, no Member’s capital account shall be increased with respect to any gain, or decreased with respect to any loss, allocated to such Member with respect to the sale or exchange of any property of the Company to the extent such gain or loss was previously included in such capital account by reason of such capital account reflecting the Fair Market Value of the property at the time the property was contributed to the Company, or at the time the property was subject to a revaluation or capital account adjustment as provided herein.

(c) Upon the happening of any of the following events, the capital accounts of the Members shall be adjusted to reflect the gain or loss that would have been realized by the Company (and allocated to the Members in the manner provided herein) had the Company sold, immediately prior to the happening of such event, all of its assets for an amount equal to the Fair Market Value thereof:

(1) The acquisition from the Company of an additional Membership Interest by any new or existing Member in exchange for a capital contribution to the Company;

(2) The distribution of property of the Company as consideration for a Membership Interest; or

(3) The deemed termination of the Company for federal income tax purposes upon the sale or exchange of fifty percent (50%) or more of the total interest in Company capital and profits within a twelve (12) month period.

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(d) Upon the distribution of any asset (other than cash) to a Member, the capital accounts of the Members shall be adjusted by the amount of gain or loss that would have been allocated to the Members if the Company had sold the asset at Fair Market Value.

(e) In the event of a sale or exchange of all or any part of a Member’s Membership Interest in accordance with this Agreement, the capital account of the transferor shall become the capital account of the transferee to the extent relating to the portion of the Membership Interest so transferred.

6.5. Compliance with § 704(b) of the Code. The provisions of this Agreement regarding allocations and maintenance of capital accounts are intended to have substantial economic effect under § 704(b) of the Code and the regulations promulgated thereunder, and this Agreement shall be applied and construed in a manner consistent with such regulations, except that notwithstanding anything herein to the contrary, this Agreement shall not be applied or otherwise construed to create a capital account deficit restoration obligation or otherwise personally obligate any Member to make a capital contribution to the Company in excess of the capital contributions set forth on Exhibit A.

ARTICLE VII

ALLOCATIONS AND DISTRIBUTIONS

7.1. General Allocation. Except as otherwise provided herein, Net Income, Net Loss and other items of gain, loss, deduction and credit, for each taxable year of the Company, shall be allocated among the Members in accordance with their respective Sharing Ratios.

7.2. Other Allocation Rules.

(a) If the Sharing Ratios and/or Membership Interests change at any time during any taxable year, Net Income, Net Loss and other items of gain, loss, deduction and credit, shall be determined for each portion of that taxable year (1) beginning on the first day of such taxable year and ending on the date of the change and (2) beginning on the day immediately after the date of the change and ending on the last day of the taxable year, and such items shall be allocated among the Members for each such period based on the Sharing Ratios during that period.

(b) In the event any property is contributed to the Company in kind, any gain or loss recognized by the Company for income tax purposes that is required to be allocated among the Members in accordance with § 704(c) of the Code (so as to take into account the variation, if any, between the adjusted tax basis and the fair market value of the property at the time of its contribution to the Company) shall be allocated to the Members for income tax purposes in the manner required by § 704(c) of the Code and the regulations promulgated thereunder.

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(c) Any gain or loss on the sale or exchange of any Company property which was previously subject to a revaluation or capital account adjustment as provided herein shall first be allocated to the Members consistent with the manner in which capital accounts were adjusted, and thereafter shall be allocated among the Members in accordance with their respective Sharing Ratios.

7.3. Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to § 734(b) or § 743(b) of the Code and the regulations promulgated thereunder is required to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such regulations.

7.4. Distributions. Cash or other property of the Company (to the extent not reasonably required for future Company operations, debt service, capital expenditures, reserves for contingencies and the like) may be distributed to the Members at such times and in such amounts as determined from time to time by a Majority in Interest of the Members. Unless otherwise unanimously agreed by the Members, all distributions by the Company to the Members shall be made in accordance with the Members’ respective Sharing Ratios. However, notwithstanding the foregoing, no distribution shall be declared and paid unless, after the distribution is made, the Fair Market Value of the assets of the Company is in excess of the liabilities of the Company.

ARTICLE VIII

DISPOSITION OF MEMBERSHIP INTERESTS

8.1. Pledge or Other Encumbrance and Permitted Transfers. No Member shall pledge, encumber, grant a security interest in, or otherwise cause or permit any lien to be placed against all or any portion of such Member’s Membership Interest without first providing written notice thereof to each of the other Members; and provided further, as a condition thereto, such Member shall require the lender, secured party, or other lienholder to execute an estoppel agreement for the benefit of the Company and the other Members which provides that any Disposition of the Member’s Interest so encumbered shall be subject to the terms and conditions of this Agreement.

Notwithstanding any provision of this Agreement to the contrary, a Member may sell, assign or transfer to one or more Permitted Transferees, during lifetime or by transfer upon death by legacy, devise, bequest, or other testamentary or nontestamentary transfer, all or part of his or her interest in the Company and thereby constitute his or her Permitted Transferee a Member without the consent of the Company or the other Members; provided, as a condition thereto, such Permitted Transferee shall execute a copy of this Agreement and agree to be bound thereby.

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8.2. Transfer Restrictions. Except as provided in Section 8.1, no Member shall make a Disposition of all or any part of the Member’s Membership Interest, or right to distributions thereon, or enter into any contract with respect to the foregoing:

(a) If such Disposition, alone or when combined with other transactions, would result in a termination of the Company within the meaning of § 708 of the Code;

(b) If requested by the Members, without an opinion of counsel satisfactoiy to the Members that such assignment is subject to an effective registration under, or exempt from the registration requirements of, applicable federal and state securities laws;

(c) Unless and until the Company receives from the Assignee such information and agreements that the Members may reasonably require; and

(d) Without either (i) obtaining the prior written consent of each of the other Members or (ii) complying with each of the following terms and conditions:

(1) A Member proposing to make a Disposition of all or any part of the Member’s Membership Interest shall provide written notice thereof to each of the other Members (which notice shall include all of the terms of the proposed Disposition, including the price and payment terms for any sale, the name and address of the proposed transferee, the percentage of the Member’s Membership Interest to be transferred, and the date on which the proposed Disposition is to occur).

(2) For a period of thirty (30) days after the date said notice has been delivered to all of the other Members, the Company shall have the first option, and each of the other Members shall have the second option, to purchase the Membership Interest proposed to be transferred, upon the same terms and conditions (including price and payment terms) as contained in any bona fide offer to purchase such Membership Interest received by the transferor. In the absence of any such bona fide offer, the purchase price for such Membership Interest shall be the Fair Market Value thereof. The determination of whether the Company exercises the first option shall be made without participation of the transferor, and such determination shall require the vote of a Majority in Interest of the other Members.

(3) In the event the foregoing right of first refusal option is not completely exercised by the Company, then each of the Members (other than the transferor) shall have the option to purchase the remaining said Membership Interest as provided herein, on a pro rata basis in accordance with the ratio of (A) the Sharing Ratio of the Member desiring to exercise such purchase option to (B) the aggregate of all Sharing Ratios of all such other Members desiring to exercise such purchase option. In the event a Member does not fully exercise such Member’s option, the remainder of said Membership Interest shall be offered to the Members who did fully exercise their options and are willing to purchase all or any part of the remaining said Membership Interest based

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pro rata upon their Sharing Ratios (including said Membership Interest previously purchased herein) as determined only among such Members who previously purchased their full pro rata share. Any remaining said Membership Interest not so purchased thereafter shall continue to be proportionately divided in this manner among such Members who purchased their full pro rata share.

(4) In the event neither the Company nor any of the other Members exercise their respective options as provided herein, with regard to all of said Membership Interest, the transferor may make a bona fide Disposition to the prospective transferee of all of the said Membership Interest (or may retain all of the said Membership Interest), but only upon the same terms and conditions as provided in the notice provided hereinabove; provided, however, in the event the Disposition is not completed within ninety (90) days following the date said notice has been delivered to all of the other Members, no Disposition of said Membership Interest shall be made without first recomplying with the terms and conditions of this Agreement.

(5) As a condition to any such Disposition, the transferee shall be required to execute a counterpart to this Agreement agreeing to be bound by all the terms and conditions hereof, but no such transferee shall have any right to participate in the management of the business and affairs of the Company or to become a Member without the prior written consent of all other Members. Unless such transferee is admitted into the Company as a Member as provided herein, such transferee shall only be entitled to receive distributions and a return of capital, and to share in the profits and losses of the Company, attributable to the interest in the Company assigned to the transferee.

8.3. Assignments of Distributive Rights. A Member may, without first complying with Section 8.2, assign to any person, trust or entity all or any portion of the Member’s right to receive distributions hereunder with the prior written consent of a Majority in Interest of the other Members. In addition, no such assignment shall be effective until the Company has first received a copy of the instrument of assignment, executed by both the assignor and the assignee of such distributive right. Once the assignment has been received by the Company, the Company may (but shall not be obligated to), without requesting further documentation from either the assignor or the assignee, remit directly to the named assignee all distributions to which the assignee may be entitled pursuant to the provisions of this Agreement and the assignment. So long as the party to whom such distributive share was remitted was either the assignor Member or the assignee named in the instrument of assignment, the Company shall be free from liability to any person, trust or entity if such distribution is received by a person, trust or entity not entitled thereto.

8.4. Option to Purchase Upon Event of Dissociation. Except as otherwise provided and allowed under this Agreement regarding transfers to Permitted Transferees, if any Event of Dissociation occurs with respect to any Member, then the Company, by vote of a Majority in Interest of the Remaining Members, or failing such vote, each of the Remaining Members, on a pro rata basis, in the manner described in Section 8.2(d)(3), shall have the option to purchase all of such Member’s Membership Interest at Fair Market Value. Such option shall be exercisable for a period

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of one hundred twenty (120) days following the date of the Event of Dissociation. In the event neither the Company nor any of the other Members exercise their respective options as provided herein, with regard to all of said Membership interest, the transferor may make a bona fide Disposition to the prospective transferee of all or any part of the said Membership Interest within ninety (90) days following the expiration of such option period herein; otherwise, no Disposition of said Membership Interest shall be made without first complying with the terms and conditions of this Agreement.

8.5. Closing; Payment of Purchase Price. In the event any option described in this Article VIII is exercised: (a) the closing shall take place at the principal office of the Company within thirty (30) days following the date on which the option is exercised, except with regard to a deceased Member’s Membership Interest that is subject to probate, then such closing shall occur as soon as allowed pursuant to the administration of such deceased Member’s estate, and (b) the purchase price shall be paid in accordance with the same terms and conditions as any bona fide third party offer received by the transferor (including, as near as possible, security terms), or, in the absence of any such bona fide third party offer, the purchase price shall be the Fair Market Value to be paid, as decided by the purchaser, in cash or by delivery of a promissory note in ordinary and customary form, payable with monthly interest at the prime rate of interest, as published in the Wall Street Journal, on the then outstanding principal balance, and in sixty (60) equal monthly installments of principal. Such interest and principal payments shall be made on the first business day of each month following closing. Such interest rate shall be adjusted on the first business day of each calendar quarter during the calendar year with the initial interest rate being the prime rate in effect for the calendar quarter of the closing. Such promissory note may be prepaid at any time without consent or penalty and shall be secured by the Membership Interest so acquired. The holder of any such promissory note shall have all of the rights and remedies of a secured creditor under the Arkansas Uniform Commercial Code. At the closing, the purchaser shall execute and deliver said promissory note, a security agreement in customary form, appropriate UCC financing statements and such other documents and instruments reasonably necessary in order to properly document the purchase of said Membership Interest upon the terms contained herein, and the seller shall execute and deliver a general warranty bill of sale and assignment and such other documents and instruments reasonably necessary in order to properly convey and transfer to the purchaser the Membership Interest to be transferred, free and clear of all liens, claims and encumbrances. In the event there are any governmental approvals or other third party consents required in connection with any such sale and transfer, the parties shall use commercially reasonable efforts to obtain such consents and approvals prior to the scheduled closing date, but if such consents and approvals have not been obtained by the scheduled closing date, either party may extend the closing date for a period not in excess of ninety (90) days in order to continue to attempt to obtain all such required consents and approvals.

8.6. Restriction on Transfer of Assignee’s and Dissociated Member’s Interests. The foregoing restriction on transfer shall also apply to any interest in the Company held by any Assignee

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or Dissociated Member, and any Assignee or Dissociated Member shall comply with all of the terms and provisions set forth above prior to making any Disposition of any interest in the Company.

8.7. Dispositions not in Compliance with this Article Void. Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Agreement shall be null and void ab initio.

ARTICLE IX

DISSOCIATION OF A MEMBER

9.1. Events of Dissociation. A person, trust or entity shall cease to be a Member upon the happening of any of the following Events of Dissociation:

(a) The withdrawal of a Member by voluntary act with the consent of all the other Members;

(b) The removal of a Member (by a vote of a Majority in Interest of the Remaining Members) following such Member’s Disposition of all of the Member’s Membership Interest;

(c) Any Member (1) making an assignment for the benefit of creditors, (2) filing a voluntary petition in bankruptcy, (3) being adjudicated a bankrupt or insolvent, (4) filing a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation (or filing any answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any such proceeding), or (5) seeking, consenting to or acquiescing in the appointment of a receiver or liquidator of the Member or of all or any substantial part of the Member’s properties;

(d) The occurrence of any event described in Ark. Code Ann. § 4-32-802(a)(5);

(e) In the case of a Member who is a natural person:

(1) the death of the Member;

(2) the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member’s person or estate, unless a duly appointed guardian or an attorney-in-fact fully authorized under a valid durable power of attorney is legally empowered to exercise the incompetent Member’s rights under this Agreement.

(f) In the case of a Member who is a trust or is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

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(g) In the case of a Member that is a separate partnership, limited partnership, limited liability company or other organization other than a corporation, the dissolution and commencement of winding up of the separate entity or organization;

(h) In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the lapse of ninety (90) days after notice to the corporation without reinstatement of its charter; or

(i) In the case of an estate, the distribution by the fiduciary of the estate’s entire interest in the Company.

9.2. Rights of Dissociating Member. In the event any Member dissociates prior to the expiration of the Term:

(a) If the Dissociation causes a dissolution and winding up of the Company pursuant to the terms of this Agreement, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member, except that any distributions to which the Member would have been entitled shall be reduced by any damages sustained by the Company as a result of the dissolution and winding up; and

(b) If the Dissociation does not cause a dissolution and winding up of the Company under this Agreement, the Member shall become a Dissociated Member, shall no longer have any right to participate in the management or affairs of the Company, and shall be entitled only to receive distributions from the Company in accordance with the Dissociated Member’s Sharing Ratio, when and if distributions are made by the Remaining Members in the manner set forth herein.

ARTICLE X

ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

10.1. Admission of Additional Members. Except as provided in Section 8.1 regarding transfers to Permitted Transferees, no new or additional Members shall be admitted to the Company as Members except upon the unanimous written consent of each Member; provided however, if any Member fails to make a capital contribution to the Company upon a capital call as provided herein, the Company may admit a new Member or Members without the consent of such Non-Fully Funding Member. In the event any new or additional person, trust or entity is admitted to the Company as a Member, the parties shall execute and deliver an amendment to this Agreement in mutually acceptable form setting forth: (a) the terms and conditions of the admission of the new Member to the Company; (b) the amount of the capital accounts, Sharing Ratios and Membership Interests of each Member; and (c) the agreement of all the Members to be bound by this Agreement, as amended by said amendment thereto.

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10.2. Rights of Assignees. An Assignee has no right to participate in the management of the business and affairs of the Company or to become a Member. An Assignee is only entitled to receive the distributions and return of capital, and to be allocated the Net Profits and Net Losses attributable to the assigned Membership Interest, in accordance with the manner set forth herein.

10.3. Admission of Substitute Members. An Assignee shall be admitted as a substitute Member and succeed to all the rights of the Member who initially assigned the Membership Interest only with the approval of all of the Members. The Members may grant or withhold the approval of such admission for any reason, in their sole and absolute discretion. If so admitted, the substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a substitute Member, without more, shall not release the Member originally assigning the Membership Interest from any liability to the Company that existed prior to the assignment.

ARTICLE XI

DISSOLUTION AND WINDING UP

11.1. Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events (which, unless the Members agree to continue the business, shall constitute Events of Dissolution):

(a) The expiration of the Term, unless the business of the Company is continued with the consent of a Majority in Interest of the Members; or

(b) The unanimous written consent of all of the Members.

11.2. Effect of Dissolution. Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of, the Company business, but the Company is not terminated, and the Company shall continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been filed with and accepted by the Arkansas Secretary of State, as required by the Act.

11.3. Liquidation. In the event of any such dissolution, the following procedure for liquidation shall apply:

(a) The Members shall proceed to wind up the affairs of the Company as promptly as practical and to liquidate its assets in a commercially reasonable, orderly and businesslike manner. The manner of the sale, liquidation or distribution of any property of the Company shall be determined by a Majority in Interest of the Members, provided such determination is made on a fair and equitable basis in accordance with their reasonable business judgment. In the event a Majority in Interest of the Members is unable to agree on the method of the liquidation of any property of the Company, the Company shall engage an independent investment banking firm or

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independent auctioneer to market or auction the property of the Company either individually or as a going concern, and any Member shall be free to bid on Company property in connection with any such sale.

(b) Any gain or loss realized by the Company upon the sale of any of its assets shall be allocated to the Members in the manner set forth herein. To the extent that property is to be distributed in kind, (except as otherwise required by Subchapter K of the Internal Revenue Code and the Regulations thereunder) for purposes of allocating the basis of such property among the Members, such property shall be deemed to have been sold at Fair Market Value on the date of distribution, the gain or loss being recognized upon such deemed sale shall be allocated among the Members in the manner set forth herein, and the amount of the distribution shall be considered to be the Fair Market Value of the property.

(c) The proceeds of liquidation and all other property of the Company shall be applied and distributed as follows:

(1) First, to pay all bona fide liabilities, debts, and other obligations of the Company (unless any debt which encumbers property is to be distributed along with that property), including any expenses incurred in winding up the affairs of the Company, and to fund any reserve reasonably necessary in order to provide for the payment of any contingent liability.

(2) Second, to the Members in proportion to the positive balances, if any, in their respective capital accounts, until the capital accounts of all Members have been reduced to zero.

(3) Third, to the Members in accordance with their Sharing Ratios.

(d) The Members shall designate one or more Members to make, execute, assign, acknowledge and file, on behalf of the Company, all documents necessary or desirable to effect the dissolution, liquidation and winding up of the Company. Each Member, upon request, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as shall be reasonably requested to effect the proper termination and dissolution of the Company.

11.4. Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged (or transferred with the asset it encumbers) or reasonably adequate provision has been made therefor, and all of the remaining property and assets of the Company shall have been distributed to the Members. Upon completion of the winding up of the Company, a certificate of dissolution, containing the information required by the Act, shall be filed with the Arkansas Secretary of State as required by the Act.

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ARTICLE XII

MEETINGS

Any Member may call a Company meeting by giving written notice thereof to each of the other Members at least five (5) Business Days prior to the date of such meeting. Notice of Company meetings shall be given in the manner provided herein and shall indicate the time, place, and general subject matter of the meeting. Attendance at any such meeting shall constitute a waiver of notice. Unless a different percentage is specifically provided herein, Company action shall require the affirmative vote (in person or by proxy) of a Majority in Interest of the Members. Any action which may be taken by the Company at a meeting may also be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by a Majority in Interest of the Members (or by such Members owning a different percentage interest in the Company as otherwise specifically provided in this Agreement). Members may participate in Company meetings by telephone.

ARTICLE XIII

TAXES

13.1. Tax Matters Member. The Members shall designate KEVIN SHEEHAN to be the tax matters partner of the Company pursuant to § 6231(a)(7) of the Code. Any Member who is designated tax matters partner may not take any action material to the Company or its Members and which is contemplated by §§ 6222 through 6233 of the Code without the consent of a Majority in Interest of the Members.

13.2. Tax and Fiscal Year. The tax and fiscal year of the Company shall be the calendar year, unless another year is required by the Code or the regulations thereunder.

13.3. Elections. Tax elections for and on behalf of the Company shall be subject to the approval of a Majority in Interest of the Members.

13.4. Method of Accounting. The Company shall utilize such permissible methods of accounting for tax and financial reporting purposes as determined by a Majority in Interest of the Members.

13.5. Out of State Taxes. To the extent that the laws of any state or other jurisdiction require, each Member will submit any and all necessary agreements accepting jurisdiction to such state and confirming the Member’s agreement to make timely income tax payments to such state or other jurisdiction as required by applicable law.

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ARTICLE XIV

ACCOUNTING AND RECORDS

14.1. Bank Accounts. All moneys and other funds of the Company shall be deposited in the name of the Company in an account or accounts at a bank or other financial institution acceptable to a Majority in Interest of the Members. The authorized signatories to such accounts shall include only such individuals authorized from time to time in writing by the Company. Company moneys and other funds shall be kept separated and segregated from the funds of each Member.

14.2. Records to be Maintained. The Company shall maintain the following records at its principal office:

(a) A current list of the full name and last known business address of each Member of the Company;

(b) A copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any such Articles of Organization or amendments have been executed;

(c) Copies of the Company’s federal and state income tax returns and reports, if any, for the three most recent years;

(d) Copies of this Agreement, including all amendments thereto; and

(e) Any financial statements of the Company for the three most recent years.

14.3. Inspection. Upon reasonable request, a Member may, at the Member’s own expense, inspect and copy during ordinary business hours any books or records of the Company, wherever located.

14.4. Reports to Members.

(a) The Company shall provide customary financial statements to the Members at least annually.

(b) The Company shall prepare and provide to the Members by the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year all income tax informational returns required by the Code and the laws of any state.

14.5. Capital Accounts. The Company shall maintain a record of the capital account for each Member determined in accordance with this Agreement.

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ARTICLE XV

ARBITRATION

Any dispute or controversy between the Members arising out of or otherwise relating to the Company or this Agreement shall be settled by arbitration to be held in Little Rock, Arkansas in accordance with the rules then in effect of the American Arbitration Association or its successor. The arbitrator may grant injunctions or other relief in such dispute or controversy, and the decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the state courts of Arkansas for this purpose.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1. Assignment. This Agreement and the rights, obligations and duties of the parties hereunder shall not be assignable or otherwise transferable except as specifically provided herein.

16.2. Fees of Legal Counsel. In the event any party to this Agreement shall employ legal counsel to protect its rights hereunder or to enforce any term or provision hereof, the party prevailing in any such action shall have the right to recover from the other party all of its reasonable attorneys’ fees and expenses incurred in relation to such claims.

16.3. Modification. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the required number of Members as provided hereunder.

16.4. Binding Effect and Benefit. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, and. their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Otherwise, this Agreement shall not create any rights for the benefit of any third party.

16.5. Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

16.6. Notice. All notices, requests, demands and other communications permitted or required hereunder shall be in writing, and either (a) delivered in person, (b) sent by express mail or other overnight delivery service providing receipt of delivery, (c) mailed by certified or registered mail, postage prepaid, return receipt requested or (d) sent by telex, telegraph or other facsimile transmission to the Members at the addresses set forth on Exhibit A hereto or to such other address as a party may designate by notice. Any such notice or communication shall be effective upon receipt by the addressee.

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16.7. Severability. If any portion of this Agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions contained herein, provided the purposes, intent and objects of this Agreement may be attained and achieved through the enforcement of such remaining terms and provisions.

16.8. Waiver. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available. Any waiver must be in writing.

16.9. Rights and Remedies Cumulative. The rights and remedies expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

16.10. Gender and Number. Throughout this Agreement, the masculine shall include the feminine and neuter and vice versa, and the singular shall include the plural and vice versa, as the context requires.

16.11. Entire Agreement. This document, together with the exhibits hereto, constitutes the entire agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties, covenants or other agreements, oral or written, between the parties in connection with this transaction, other than those expressly set forth herein.

16.12. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Arkansas.

16.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

16.14. Authority. Each individual signing this Agreement in a representative capacity acknowledges and represents that he/she is duly authorized to execute this Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

16.15. No Partnership Intended for Nontax Purposes. The Members have formed the Company as a limited liability company under the Act and expressly do not intend hereby to form a partnership under either the Arkansas Uniform Partnership Act, the Arkansas Revised Limited Partnership Act or any similar law. The Members do not intend to be partners one to another, or partners to any third party. To the extent any Member, by word or action, represents to another person, trust or entity that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs

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personal liability by reason of such wrongful representation. The Company shall, however, be treated as a partnership for federal and state income tax purposes.

16.16. Rights of Third Parties. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their permitted successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person, trust or entity. Except to the extent expressly required by applicable law, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any capital contribution or otherwise.

16.17. No Partition. Each of the Members, and any other person, trust or entity who shall become a Member, irrevocably waives any and all right that the Member may have to maintain any action for a partition with respect to his or her undivided interest in the property of the Company or to compel any sale thereof under any laws now existing or hereinafter enacted.

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement effective as of the Effective Date.

ASCENT ACQUISITION CORPORATION, INC.

By:	/s/ Kevin Sheehan
Kevin Sheehan, President

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MEDUCARE TRANSPORT, LLC

EXHIBIT A

Names and Address of Members	Initial Capital Contributions	Membership Interests/Sharing Ratio
Ascent Acquisition Corporation 1701 Capital of Texas Highway South, Suite 400 Austin, TX 78746	$100	100%

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MEDUCARE TRANSPORT, LLC

First Amendment to Operating Agreement

This First Amendment (the “Amendment”) to the Operating Agreement of MEDUCARE TRANSPORT, LLC, an Arkansas limited liability company (the “Company”), is made as of July 19, 2006, by Ascent Acquisition Corporation, an Arkansas corporation (the “Ascent Corporation”).

WHEREAS, the Company was formed as a limited liability company under the Act 1003 of 1993 of the Arkansas General Assembly (Ark. Code Ann. § 4-32-101 et seq.), as amended;

WHEREAS, Danette Stewart and Michael Prince, a Virginia corporation (the “Former Members”), were the members of the Company at the time of formation of the Company;

WHEREAS, on the date hereof, the Former Members transferred and assigned to the Ascent Corporation all of their membership interests in the Company; and

WHEREAS, in connection with such transfer, the Ascent Corporation desires to amend the Operating Agreement of the Company, dated as of February 17, 1999 (the “Agreement”), as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the Ascent Corporation hereby amends the Agreement as follows:

1. Amendments.

(a) Section 4.04(b) of the Agreement is hereby amended by deleting such section and replacing it with the following:

“To the extent permitted by applicable law, the Company shall indemnify and hold harmless each Member or authorized agent from and against all claims, liabilities, obligations, costs and expenses (including reasonable attorney’s fees), to the extent resulting from the good faith performance by such Member or authorized agent of duties and services for and on behalf of the Company; provided, however, the foregoing shall not apply to the extent such claim, liability, obligation, cost or expense results from any breach of this Agreement by such Member or authorized agent or is otherwise attributable to the gross negligence or willful misconduct of such Member or authorized agent.”

(b) Section 5.01 of the Agreement is hereby amended by deleting such section and replacing it with the following:

“5.01 Management Authority.

Management of the Company shall hereby be vested in the following officers of the Company:

Kevin Sheehan	President
J. Mack Nunn	Treasurer and Secretary

Such officers shall have all requisite authority to bind the Company and each shall be considered an “authorized agent” for purposes of this Agreement.”

(c) Section 5.03 of the Agreement is hereby amended by deleting such section and replacing it with the following:

“5.03 Standard of Care.

A Member or authorized agent shall not be liable, responsible or accountable in damages or otherwise to the Company or the other Participants for any action taken, or any failure to act, on behalf of the Company, except to the extent such act or failure to act constitutes a breach of this Agreement or otherwise constitutes gross negligence, willful misconduct, or a knowing violation of law. In discharging any duties, a Member or authorized agent shall be entitle to rely in good faith upon the records maintained by the Company and upon the advice of independent legal counsel, accountants and other professional experts as to matters reasonably believed to be within such other person’s professional expertise.”

(d) Section 5.04 of the Agreement is hereby amended by deleting the words “[t]he Members agree among themselves that no Member shall, without first obtaining the prior written approval of a Majority in Interest of the Members:” and replacing such words with the following:

“The authorized agents agree that they or any one of them shall not, without first obtaining the approval of a Majority in Interest of the Members:”

(e) Exhibit A to the Agreement is hereby amended as set forth in Exhibit A attached hereto.

2. No Other Changes. Except as amended by this Amendment, the Agreement remains in full force and effect.

3. Effectiveness. This Amendment shall become effective as of the date first set forth above, upon execution hereof by the Ascent Corporation.

4. Governing Law. This Amendment is governed by and shall be construed in accordance with the laws of the state of Arkansas, exclusive of its conflict-of-laws principles.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

MEMBER:

ASCENT ACQUISITION CORPORATION

By:	/s/ J. Mack Nunn
J. Mack Nunn
Treasurer and Secretary

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EXHIBIT A

TO OPERATING AGREEMENT OF

MEDUCARE TRANSPORT, LLC

an Arkansas Limited Liability Company

Name / Address	Amount of Contribution	Sharing Ratio	Form of Contribution
Ascent Acquisition Corporation Attn: Chief Financial Officer 1705 Capital of Texas Highway South Suite 400 Austin, TX 78746	$ 100.00	100%	Cash

4